Exhibit 10.54

LOAN TERMINATION AGREEMENT

(Junior Mezzanine Loan)

THIS LOAN TERMINATION AGREEMENT (this “Termination Agreement”), dated as of July 6, 2010 (the “Termination Date”), is entered into by and between 515/555 FLOWER JUNIOR MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company (“Borrower”), and CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity (“Lender”), with respect to the following:

RECITALS

A. Borrower and Citigroup Capital Markets Realty Corp., a New York corporation (as predecessor in interest to Lender) are parties to that certain Amended and Restated Loan Agreement dated as of October 27, 2006 (as amended or modified from time to time, the “Loan Agreement”). Initially capitalized words or terms used but not defined in this Termination Agreement shall have the meanings assigned to such words or terms in the Loan Agreement.

B. In connection with the transactions contemplated by that certain Amended and Restated Master Agreement for Debt and Equity Restructure of City National Plaza (the “Master Agreement”) made effective as of February 19, 2010, Borrower and Lender have agreed to terminate the Loan Documents on the terms, and subject to the conditions, set forth herein.

C. This Termination Agreement is the Loan Termination Agreement (Junior Mezzanine Loan) referenced in Section 3.2.2 of the Master Agreement.

AGREEMENT

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Loan Documents. As of the Termination Date, the Loan Documents are terminated in their entirety, and shall be of no further force or effect. As of the Termination Date, Lender releases, reconveys and otherwise terminates all liens encumbering the Collateral in favor of Lender (collectively the “Liens”). Lender agrees to execute such documentation as is reasonably requested by Borrower to evidence the termination of the Loan Documents and such release, reconveyance and/or termination of the Liens.

2. Waiver and Release. Borrower and Lender waive and release the other party from any and all claims, actions and causes of action, whether known or unknown and whether in law or in equity, that the waiving and releasing party may have against the other party arising out of, or in connection with, the Loan, the Loan Documents or the Collateral.

In furtherance of the foregoing, Borrower and Lender acknowledge, by initialling in the spaces provided below, that they have read and understand, and are waiving their rights under, Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

/s/ JRS	/s/ CJA
Borrower Initials	Lender Initials

3. Governing Law. This Termination Agreement, and the rights of the parties hereto, shall be governed by, and construed under, the laws of the State of New York.

4. Counterparts. This Termination Agreement may be executed in one or more duplicate counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

5. Integration. This Termination Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes, in all respects, all other communications between or among such parties, whether oral or written.

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signatures appear on following page)

IN WITNESS WHEREOF, this Loan Termination Agreement is executed as of the day and year first above written.

BORROWER:	515/555 FLOWER JUNIOR MEZZANINE
ASSOCIATES, LLC, a Delaware limited liability company

	By:	/s/ John R. Sischo
John R. Sischo, Vice President

LENDER:	CALIFORNIA STATE TEACHERS’
RETIREMENT SYSTEM, a public entity

	By:	/s/ Christopher J. Ailman
Christopher J. Ailman, Chief Investment Officer